UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 9, 2019

AMMO, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-13101	83-1950534
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification Number)

7681 E. Gray Rd.

Scottsdale, Arizona 85260

(Address of principal executive offices)

480-947-0001

(Registrant’s telephone number)

Check the appropriate box below if the Form 8 -K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

AMMO, INC.

Form 8-K

Current Report

ITEM 1.01	Entry into a Material Definitive Agreement

On January 11, 2019, Enlight Group II, LLC (hereinafter referred to as the “Buyer”), a wholly owned subsidiary of Ammo, Inc., a Delaware corporation, entered into Binding Letter of Intent (“Letter of Intent”) with the JAGEMANN STAMPING COMPANY, a Wisconsin corporation (hereinafter referred to as the “Seller”) whereby the Buyer will acquire 100% of all the assets of Seller’s ammunition casing and projectile manufacturing and sales operations (the Agreement”). The aggregate purchase price is $18,400,000 for the Assets and shall be paid in a combination of cash, stock, and contribution by Jagemann Stamping Company.

Seller is engaged exclusively in the business of full-service stamping involving, among other things, the manufacture and sale of deep drawn, progressive, and fine-blanked stampings for use in the ammunition casing and projectile industries.

ITEM 3.02	Unregistered Sale of Equity Securities

On January 9, 2019, Ammo, Inc. (“the Company”) completed the issuance of Convertible Promissory Notes in the principal amount of $1,710,000 to accredited investors through a private placement in exchange for cash in an equal amount. The principal amounts were raised from the period of October 23, 2018 to December 28, 2018. As a result of the issuance of the Convertible Promissory Notes, the placement agent received an aggregate commission of $171,000.

The Maturity Date of the notes is the two year anniversary from the date of issuance. The holders have the option to convert the entire principal of the Convertible Promissory Note into Common Stock at a conversion price equal to $2.50 per share at any time until the Maturity Date, subject to “Qualified Financing.” Qualified Financing means the next equity round of financing of the Company that raises not less than $10,000,000 gross proceeds from institutional(s) or commercial lender(s) in the aggregate with any combination of Common Stock (valued at the close of the Trading Day on the date of the closing for the financing) or debt. In the event of Qualified Financing, the Convertible Promissory Notes will automatically convert 100% of the principal amount into Common Stock at a conversion price equal to $2.50 per share.

Exemption from Registration. The Convertible Promissory Notes referenced herein were issued in reliance upon the exemption from securities registration afforded by the provisions of Section 4(a)(2) of the Securities Act of 1933, as amended, ("Securities Act"), and/or Regulation D, as promulgated by the U.S. Securities and Exchange Commission under the Securities Act, based upon the following: (a) each of the persons to whom the Convertible Promissory Notes were issued (each such person, an "Investor") confirmed to the Company that it or he is an "accredited investor," as defined in Rule 501 of Regulation D promulgated under the Securities Act and has such background, education and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in the securities, (b) there was no public offering or general solicitation with respect to the offering of such notes, (c) each Investor was provided with certain disclosure materials and all other information requested with respect to the Company, (d) each Investor acknowledged that all securities being purchased were being purchased for investment intent and were "restricted securities" for purposes of the Securities Act, and agreed to transfer such securities only in a transaction registered under the Securities Act or exempt from registration under the Securities Act and (e) a legend has been, or will be, placed on the certificates of the shares issued upon conversion representing each such security stating that it was restricted and could only be transferred if subsequently registered under the Securities Act or transferred in a transaction exempt from registration under the Securities Act.

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 14, 2019, Ron Shostack was offered a new position with Ammo, Inc. as the Vice President of Systems Integration. On January 14, 2019, Mr. Shostack accepted his new position.

Appointment

On January 14, 2019, Rob Wiley, age 27, was promoted from Controller to Chief Financial Officer. On January 14, 2019, Mr. Wiley accepted the appointment.

The biography of Mr. Wiley is set forth below:

Rob Wiley, 27

Rob has served as the Controller of the Company since May 2018 and is responsible for our accounting department, including external financing reporting, compliance, accounting policy, and tax accounting. Previously, Mr. Wiley was a Corporate Tax Accountant at Moss Adams, LLP from June 2015 through April 2018. Mr. Wiley earned his Master of Taxation at Arizona State University. Mr. Wiley also received a Bachelor of Science degree in Accounting from Arizona State University. Mr. Wiley is a Certified Public Accountant licensed in the state of Arizona.

Family Relationships

There is no family relationship between Mr. Wiley and any of the Company's directors or officers.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

ITEM 9.01	Financial Statements and Exhibits

Exhibit	Description
1.1	Binding Letter of Intent dated January 11, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 14, 2019	AMMO, INC.

	By:	/s/ Fred W. Wagenhals
Fred W. Wagenhals
Chief Executive Officer